Exhibit 5.2

GARY W. DERRICK	DERRICK & BRIGGS, LLP A PROFESSIONAL PARTNERSHIP ATTORNEYS AND COUNSELORS AT LAW CHASE TOWER. 28TH FLOOR 100 NORTH BROADWAY AVENUE OKLAHOMA CITY, OKLAHOMA 73102-8831 February 23, 2018	M. COURTNEY BRIGGS
Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118

Re:	Chesapeake Energy Corporation Registration Statement on Form S-4
Ladies and Gentlemen:
We serve as Oklahoma counsel to Chesapeake Energy Corporation, an Oklahoma corporation ("Issuer"), and the direct or indirect wholly-owned subsidiaries of the Issuer domiciled in Oklahoma, which are listed on the attached Exhibit A (the "Covered Guarantors" and together with the Issuer, each a "Company", and collectively, the "Companies") in connection with the registration statement on Form S-4 (the "Registration Statement"), including the prospectus contained therein (the "Prospectus"), dated as of this date and filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act''). The Registration Statement relates to the proposed issuance and exchange (the "Exchange Offers") of up to $1,300,000,000 aggregate principal amount of 8.00% Senior Notes due 2025 (the "2025 Exchange Notes") and $1,300,000,000 aggregate principal amount of 8.00% Senior Notes due 2027 of lssuer (the "2027 Exchange Notes" and, together with the 2025 Exchange Notes, the "Exchange Notes") for an equal principal amount of the Issuer's outstanding and unregistered 8.00% Senior Notes due 2025 (the "2025 Outstanding Notes") and 8.00% Senior Notes due 2027 (the "2027 Outstanding Notes" and, together with the 2025 Outstanding Notes, the "Outstanding Notes"), respectively.
The Companies are proposing the Exchange Offers in accordance with the terms of certain Registration Rights Agreements with respect to the Outstanding Notes and to which Issuer, the Covered Guarantors and other subsidiary guarantors (such other subsidiary guarantors, collectively with the Covered Guarantors, the "Subsidiary Guarantors"), are parties.
The Exchange Notes are to be issued under an Indenture, dated as of April 24, 2014 (the "Base Indenture"), between the Issuer and Deutsche Bank Trust Company Americas, as Trustee, as supplemented by the Sixth Supplemental Indenture, dated as of December 20, 2016 (the "Sixth Supplemental Indenture" and, together with the Base Indenture, the "2025 Notes Indenture"), establishing the terms of the 2025 Outstanding Notes and the 2025 Exchange Notes, and the Seventh Supplemental Indenture, dated as of June 6, 2017 (the "Seventh Supplemental Indenture" and, together with the Base

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Chesapeake Energy Corporation
February 23, 2018

Indenture, the "2027 Notes Indenture"), establishing the terms of the 2027 Outstanding Notes and the 2027 Exchange Notes. The 2025 Notes Indenture and the 2027 Notes Indenture are collectively referred to as the "Indentures."
The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each, a "Subsidiary Guarantee") on a joint and several basis by each of the Subsidiary Guarantors as set forth in the applicable Indenture.
In preparing this Opinion Letter, we have examined (i) the certificate of incorporation, bylaws, articles of organization, operating agreement, certificate of limited partnership, partnership agreement or similar organic document (the "Organizational Documents") of each Company, (ii) the Registration Statement, including the Prospectus and the exhibits, (iii) the Indentures, the form of the Exchange Notes and the form of the Subsidiary Guarantees, and (iv) originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials and of officers and representatives of each Company as we have deemed appropriate as a basis for our opinions. The Indentures, the form of the Exchange Notes and the form of the Subsidiary Guarantees are referred to as the "Transaction Documents".
We have assumed: (i) the genuineness of any signatures on all documents we have reviewed; (ii) the legal capacity of natural persons who have executed all documents we have reviewed; (iii) the authority of each individual to sign in its representative capacity (other than on behalf of any Company) any document reviewed by us, (iv) the authenticity of all documents submitted to us as originals; (iv) the conformity to originals of all documents submitted as copies and the authenticity of the originals of such copies; (v) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and relied upon; (vi) the accuracy, completeness and authenticity of certificates of public officials; and (vii) the Registration Statement and the Organizational Documents of the Companies, each as amended to this date, will not be amended after this date in a manner that would affect the validity of our opinions. We have relied upon a certificate and other assurances of officers of the Companies as to factual matters without having independently verified those factual matters.
We have further assumed that:
(i)    The Transaction Documents have been validly authorized, executed and delivered by, and are enforceable against, those parties other than the Companies;
(ii)    The Registration Statement will have become effective under the Securities Act and complies with applicable law;
(iii)    The Exchange Notes have been duly executed, authenticated , issued and delivered by Issuer in accordance with the Indentures, against receipt of the Outstanding Notes surrendered in exchange;

Chesapeake Energy Corporation
February 23, 2018

(iv)    The Exchange Notes are issued and sold, and the Outstanding Notes are exchanged, in compliance with Federal and state securities laws and in the manner described in the Prospectus;
(v)    The Base Indenture will have been duly qualified under the Trust Indenture Act of 1939, as amended; and
(vi)    Our opinions are understood to be limited by (A) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines relating to or affecting creditors' rights and remedies generally, and (B) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.
We are providing this Opinion Letter to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
Our opinions do not include any implied opinion unless such implied opinion is both essential to the legal conclusion reached by the express opinions set forth above and based upon prevailing norms and expectations reasonably applied among experienced lawyers in the State of Oklahoma. Our opinions are limited to matters governed by the laws of the State of Oklahoma that an experienced Oklahoma lawyer exercising customary professional diligence would reasonably be expected to recognize as applicable to the Companies, the Transaction Documents or the transactions governed by the Transaction Documents. The applicable laws do not include specialized or local laws, rules or regulations that are not applied customarily in opinion practice without express direction. We note that the Issuer and the Covered Guarantors are formed under the laws of the State of Oklahoma. Certain Subsidiary Guarantors are formed under the laws of other jurisdictions, and our opinions do not cover these Subsidiary Guarantors.
Based upon the foregoing and on such legal considerations as we deem relevant, and subject to the assumptions, limitations and qualifications set forth in this Opinion Letter and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that:
1.The Issuer (a) is validly existing as a corporation under the laws of the State of Oklahoma, (b) is in good standing under such laws, (c) has the corporate power and authority under such laws to issue the Exchange Notes and to execute and deliver, and incur and perform all its obligations under, the Indentures, and (d) has duly authorized the issuance of the Exchange Notes.
2.Each Covered Guarantor (a) is validly existing as a corporation, limited liability company or limited partnership , as indicated in Exhibit A, under the laws of the State of Oklahoma, (b) is in good standing under such laws, (c) has the corporate, limited liability company or limited partnership power and authority under such laws

Chesapeake Energy Corporation
February 23, 2018

to issue the Subsidiary Guarantees under the guarantee provisions of the Indentures, and (d) has duly authorized the issuance of the Subsidiary Guarantees.
We hereby consent to the reference to our firm under the caption "Legal Matters" in the Prospectus and to the filing of this Opinion Letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the applicable rules and regulations of the Commission.

Very truly yours,

/s/ Derrick & Briggs, LLP

Exhibit A List of Covered Guarantors
Name	Entity Type
Chesapeake AEZ Exploration, L.L.C.	limited liability company
Chesapeake Appalachia, L.L.C.	limited liability company
Chesapeake E&P Holding, L.L.C.	limited liability company
Chesapeake Energy Louisiana Corporation	corporation
Chesapeake Energy Marketing, L.L.C.	limited liability company
Chesapeake Exploration, L.L.C.	limited liability company
Chesapeake Land Development Company, L.L.C.	limited liability company
Chesapeake Louisiana, L.P.	limited partnership
Chesapeake Midstream Development, L.L.C.	limited liability company
Chesapeake NG Ventures Corporation	corporation
Chesapeake Operating, L.L.C.	limited liability company
Chesapeake Plains, LLC	limited liability company
Chesapeake Royalty, L.L.C.	limited liability company
Chesapeake VRT, L.L.C.	limited liability company
Chesapeake-Clements Acquisition, L.L.C.	limited liability company
Compass Manufacturing, L.L.C.	limited liability company
EMLP, L.L.C.	limited liability company
Empress, L.L.C.	limited liability company
GSF, L.L.C.	limited liability company
MC Louisiana Minerals, L.L.C.	limited liability company
MC Mineral Company, L.L.C.	limited liability company
MidCon Compression, L.L.C.	limited liability company
Nomac Services, L.L.C.	limited liability company
Winter Moon Energy Corporation	corporation